                                                                          EXHIBIT 11

INDEPENDENCE HOLDING COMPANY

Computation of Per Share Earnings

(In Thousands, Except Per Share Amounts)

                                                            THREE MONTHS ENDED           SIX MONTHS ENDED

                                                                            JUNE 30,                                      JUNE 30,

                                                                       2002                     2001                 2002               2001
INCOME:
Net Income	$4,093	$3,928	$8,042	$7,989

SHARES:
Weighted average common shares
outstanding	7,787	7,875	7,787	7,876

BASIC INCOME PER SHARE:
Net income per share	$.53	$.50	$1.03	$1.01

DILUTED EARNINGS PER SHARE
USE OF PROCEEDS:
Assumed exercise of options	$7,562	$6,231	$7,562	$6,231
Tax benefit from assumed exercise
of options	2,574	1,004	2,202	924
Repurchase of treasury stock at the
average market price per share of
$20.87, $14.02, $19.36 and
$13.66, respectively	(10,136)	(7,235)	(9,764)	(7,155)
Assumed balance to be invested	$-	$-	$-	$-

SHARES:
Weighted average shares outstanding	7,787	7,875	7,787	7,876
Shares assumed issued for options	725	655	725	655
Treasury stock assumed purchased	(486)	(516)	(504)	(524)
Adjusted average shares outstanding	8,026	8,014	8,008	8,007

DILUTED INCOME PER SHARE:
Net income per share	$.51	$.49	$1.00	$1.00